UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2015

Pacific Oil Company
(Exact name of registrant as specified in its charter)

Nevada	001-34770	83-0375241
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9500 W. Flamingo #205, Las Vegas, NV 89147
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: 702-553-7013

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .Written communications pursuant to Rule 425 under the Securities Act

      .Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.01 Changes in Control of Registrant.

On May 6, 2015, Pacific Oil Company (the “Company”) entered into a purchase and sale agreement with the Emporium Group to purchase a producible oil well located in Saskatchewan, Canada.  Pacific Oil was successful in negotiating the sale for part stock and part debt transaction with reasonable repayment terms.  The Company shall issue to Emporium Group 140,000 shares of its common stock along with a note payable in the amount of $125,000 with a 6% cumulative interest rate due and payable in 3 years.   This note has a conversion feature, which allows Emporium Group to convert any part of the debt including accrued interest at .02 cents per share. The well has had production in the past and the Company believes that with a small cash injection the well can be brought back to fully producing status at a minimum cost.

This transaction is a milestone event for Pacific Oil as it furthers the Company's business plan and puts it in a position to become cash flow positive. Due diligence on the well has been completed and the transaction complies with Pacific Oils' stated core company's values.

The effective date of this purchase will be on May 9, 2015. The Company’s board of directors approved this transaction.  Final closing documentation is being prepared and stock is being issued to close the above-mentioned transaction.

The Emporium Group is a private equity firm engaged in mergers, acquisitions and private finance. Pacific Oil is excited with the above-mentioned transaction as it opens the door for more business in the future with them.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Additionally, effective April 29, 2015, Edward Loven will step down as Corporate Secretary and Treasurer and be replaced by Danielle Slaughter.  Danielle Slaughter has an extensive knowledge in business including management, marketing, sales and accounting.  She has held numerous positions with job duties including research for an asset management firm specializing in government contracts, sales manager for mortgage broker firm, finance director for an auto dealership and executive assistant for a CEO.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated May 11, 2015

Pacific Oil Company

By:

/s/ Anthony Sarvucci

Anthony Sarvucci

President

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